                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 14)

                            MURPHY OIL CORPORATION
                            ----------------------
                               (Name of Issuer)

                         Common Stock, $1.00 Par Value
                         ------------------------------
                         (Title of Class of Securities)

                                  626717 10 2
                                --------------
                                (CUSIP Nunber)

Check the following box if a fee is being paid with this statement [_]

- --------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS                      C. H. Murphy, Jr.
 1    S.S. OR I.R.S. IDENTIFICATION
      NOS. OF ABOVE PERSONS                           ###-##-####
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX                   (a) [_]
 2    IF A MEMBER OF A GROUP                      ----------------------------
      (SEE INSTRUCTIONS)                          (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4       United States Citizen

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5       1,518,736
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6       2,697,312

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7       1,518,736
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8       2,697,312

- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9       1,518,736


- ------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)


- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11       3.0%


- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12    (SEE INSTRUCTIONS)
         IN
- ------------------------------------------------------------------------------

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  The undersigned hereby amends its Statement on Schedule 13G, originally sent on February 14, 1980, as follows:


Item 4.  Ownership
- -------  ---------

        The number that is stated in 4(a), 4(c)(i), and 4(c)(iii) of the original Statement is hereby amended to read 1,518,736.


Item 8.  Identification and Classification of Members of the Group
- -------  ---------------------------------------------------------

        The number that is stated in the fourth line of the original Statement is hereby amended to read 11,514,294. The percentage that is stated in the fifth line of the original Statement is hereby amended to read 26. The list of names in the original Statement is hereby amended by the following: The addition of Caroline F. Davis after Cynthia Keller Davis; the addition of Elizabeth H. Gilliland and Jonathan L. Gilliland after Caroline G. Theus; the addition of Theodosia N. Roddy replacing Theodosia
      N. Tattersall; and the deletion of Charlene C. Murphy.


                                   SIGNATURE

  After reasonable inquiry to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


                                           /s/C. H. Murphy, Jr.
                                          ---------------------
                                             C. H. Murphy, Jr.

Dated: February 2, 1994.